SECOND PROSPECTUS SUPPLEMENT
             (to Prospectus dated September 4, 1997
             and First Prospectus Supplement dated
                       November 3, 1997)

            Filed Pursuant to Rules 424(b)(3) and (c)
          Registration Nos. 333-16307 and 333-16307-01


        4,025,000 Trust Convertible Preferred Securities

                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION



      This Second Prospectus Supplement supplements and amends the Prospectus dated September 4, 1997, as supplemented and amended by that First Prospectus Supplement dated November 3, 1997, (collectively, the "Prospectus") relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

       Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

      Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling Holders. Expenses of preparing and filing the Registration Statement, the Prospectus, this Prospectus Supplement and all other prospectus supplements are borne by the Company.

      The Prospectus, together with this Second Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE  SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
     BY THE SECURITIES  AND EXCHANGE  COMMISSION OR ANY
     STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
        OF THIS PROSPECTUS. ANY REPRESENTATION TO
            THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Prospectus Supplement is November 17, 1997.

The Prospectus is hereby amended to modify the "Selling Holders" table located therein to add the following information to the end thereof:

      The table below sets forth information as of November 13, 1997 concerning beneficial ownership of the Preferred Securities of the Selling Holder therein listed. All information concerning beneficial ownership has been furnished by the Selling Holder.


                                                 Preferred Securities
                                                 Owned Before Offering         No of Preferred
                                                -----------------------     Securities Offered in
       Name of Selling Holder(1)                 Number      Percent(2)          the Offering
      ------------------------------------      ---------    ----------     ---------------------
94.   Donaldson Lufkin & Jenrette
          Securities Corporation(3).......      10,000(4)        *                 10,000

____________________
 *   Represents less than one percent.
(1)  Information concerning Selling Holders numbered 1 through 92 is  included  in  the  Prospectus  dated  September 4, 1997.
     Information concerning Selling Holder number 93 is  included in the First Prospectus Supplement dated November 3, 1997.
(2)  Percentage  indicated  is  based  upon  4,025,000  Preferred
     Securities outstanding on November 17, 1997.
(3)  Donaldson Lufkin & Jennrette Securities Corporation  ("DLJ")
     has in the past provided the Company  and/or  its affiliates
     investment  banking  and/or  investment  advisory   services
     including (i) participation in the underwriting syndicate in
     the  Company's  IPO,   (ii) acting  as  one  of the  Initial
     Purchasers in the Original Offering and  the  Over-Allotment
     Offering  and (iii) acting  as the  exclusive  agent to, and financial  advisor of,  the Company  in  connection with the
     Securitization Facility. In each case, DLJ has received only customary  fees in  connection  with  the  provision of such services.  In  addition, DLJ  executed an agreement with the
     Company on May 24, 1996 granting DLJ the right to receive an aggregate of $20  million  in  payments during May, June and
     July of 1997 out  of the amounts  collected from receivables owed to the Company by Merisel  FAB under  the  distribution and  services agreement  dated  as of  January 31, 1994,  as amended,  between  the  Company  and  Merisel.  DLJ paid the
     Company  $15.6  million  for  the  right  to  receive  these payments.
(4)  Represents  additional Preferred Securities  not  previously listed.


Except as set forth above or in the Prospectus, the Selling Holder does not have, nor within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

       The   Selling  Holder  identified  above  may  have  sold,
transferred or otherwise disposed of all or a portion of its Preferred Securities since the date on which it provided the information regarding its Preferred Securities in transactions exempt from the registration requirements of the Securities Act. The above listed Selling Holder has not converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holder may be set forth from time to time in additional prospectus supplements.